Exhibit 99.1

Outset Medical Appoints MedTech Executive

Katie Szyman to Board of Directors

SAN JOSE, Calif. – May 24, 2021 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind device to reduce the cost and complexity of dialysis, today announced the appointment of Katie Szyman to its board of directors. Szyman, currently Corporate Vice President and General Manager of Critical Care at Edwards Lifesciences, brings more than 30 years of global medtech leadership experience. With a focus on driving sustainable, high-growth revenue, Szyman has introduced to market patient-focused innovations that also drive cost efficiencies for providers.

“Katie’s impressive track record of ushering medical device companies through market expansion and high growth is ideally suited to Outset,” said Outset Medical CEO Leslie Trigg. “Her commercial growth acumen both in the critical care and consumer diabetes space reflects our focus on transforming the dialysis experience for patients and providers in both the acute and home setting.”

In her current role at Edwards, Szyman is focused on new, innovative technologies and has grown the critical care business almost 50 percent to $800M within six years. Prior to that, Szyman served as Senior Vice President and President of Medtronic Diabetes. In her five years there, she successfully grew the global diabetes business unit more than 40 percent to $1.5B in revenue. Earlier in her Medtronic tenure, she drove the company’s endovascular business revenue by more than 300 percent to $250 million in four years. Szyman currently serves on the board of directors at Inari Medical (NASDAQ: NARI), the American Heart Association of Orange County, and on the board of governors at Opus College of Business at the University of St. Thomas. She previously served on the pre-IPO boards of Tornier and Inspire Medical Systems.

“I’ve spent most of my career focused on innovations around patient care and I’ve witnessed firsthand the impact medical technology can have on people’s lives,” said Szyman. “Outset is not only leading the charge when it comes to reimagining dialysis for both patients and providers, but also catalyzing change in the entire dialysis care delivery model. The company’s rapid growth and aspirational objectives are driving a shift in the market and my goal is to help accelerate that.”

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo™ Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Media Contact

Nicole Shannon

Director, Marketing Communications for Outset Medical

nshannon@outsetmedical.com